CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fees
Common Stock, $1.00 par value per share	356,970	$35.80	$12,779,526.00	$1,464.53

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price and registration fee are based on the average of the high and low price for our common stock on March 14, 2012, as reported on the New York Stock Exchange.
(3)	The registration fee has been transmitted to the SEC in connection with the offering of common stock pursuant to the registration statement No. 333-166533 by means of this prospectus supplement in accordance with Rule 457(r).

Filed Pursuant to Rules 424(b)(7) and 424(c)

Registration Number: 333-166533

PROSPECTUS SUPPLEMENT #36

(to prospectus dated May 5, 2010)

SHARES OF COMMON STOCK

The information in this document supplements the information set forth in the prospectus dated May 5, 2010 relating to the registration of our common stock under our Registration Statement on Form S-3 (SEC Registration No. 333-166533). We incorporate this prospectus supplement by reference into the prospectus.

This prospectus supplement relates to 356,970 shares of our common stock issued by us, in a transaction not requiring registration under the Securities Act of 1933, as amended, as partial consideration to acquire all of the benefits consulting business of the person named under the heading “Selling Stockholder.”

This prospectus supplement and the related prospectus may be used to resell shares of our common stock only by the stockholder named under the heading “Selling Stockholder.” You should read this supplement together with the prospectus.

We are not offering or selling any securities pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG”. Investing in our common stock involves a high degree of risk. See the discussion under “Risk Factors” beginning on page 2 of the prospectus dated May 5, 2010 and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF

THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY

IS A CRIMINAL OFFENSE.

This prospectus supplement is dated March 15, 2012.

SELLING STOCKHOLDER

The table below sets forth, for the selling stockholder named herein, to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after the completion of this offering.

The selling stockholder named herein has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than in connection with our arms-length purchase of its business and as a result of its ownership of our securities.

All information contained in the table below is based upon information provided to us by the selling stockholder, and we have not independently verified this information. Selling stockholder may at any time trade all or some of its shares of our common stock without providing notice to us. Therefore, the table set forth below and comparable tables set forth in previous supplements may not reflect the number of shares of our common stock held by the selling stockholder listed below as of the date of this supplement.

The percentage of shares beneficially owned is based on 117,043,785 shares of our common stock issued and outstanding as of February 29, 2012.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Completion of the Offering	Number of Shares Registered for Sale Hereby	Shares Owned After the Completion of the Offering
			Number	Percent
BenefitLink Resource Group Inc.	356,970	356,970	0	*

*	Less than 1%

VALIDITY OF THE SECURITIES

The validity of the shares of common stock offered hereby has been passed upon for us by Seth Diehl, Esq., Senior Counsel, Corporate & Securities of our Company.

Estimated Expenses of Issuance and Distribution

Securities and Exchange Commission filing fee	$1,465
Accounting fees and expenses	0
Legal fees and expenses	0
Printing fees	400
Miscellaneous	0
Total expenses	$1,865

All of the above fees and expenses will be paid by us. Other than the SEC filing fee, all fees and expenses are estimated.